Exhibit 99.1

PRESS RELEASE ISSUED ON SEPTEMBER 12, 2018

India Globalization Capital Raises $1 Million in Direct Equity Investment to Support Hyalolextm Commercialization

Bethesda, September 12, 2018 (BUSINESSWIRE) – India Globalization Capital, Inc. (NYSE American: IGC), a company engaged in the development and commercialization of cannabinoid-based alternative therapies for medical conditions including Alzheimer’s disease, Parkinson’s disease, and pain, announced that it raised $1.0 million in a private placement of restricted shares.

869,565 shares of newly issued unregistered common stock were sold at $1.15 per share. After fees and expenses, the net proceeds to IGC are approximately $1.0 million. The net proceeds from the offering are for marketing and working capital associated with the commercialization of Hyalolextm. The sale is subject to customary closing conditions, including approval by the NYSE.

“We are pleased to receive an investment from a strategic investor who shares IGC’s vision and confidence in commercializing our flagship product, Hyalolextm, and our ability to drive long-term shareholder value. The investment is made by Bradbury Investment Fund limited, based in Hong Kong, through three of its Global Asset Funds. The investment is strategic as the fund can introduce the Company to potential acquisitions of global assets as more countries legalize hemp, cannabinoids, and cannabis. Further, the fund can also help the Company in introducing its products, including Hyalolextm, in foreign countries”. said Ram Mukunda, CEO of IGC.

This press release does not and shall not constitute an offer to sell or the solicitation of any offer to buy any of the securities, nor shall there be any sale of the securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any state.

About India Globalization Capital, Inc.

IGC has two lines of business, a legacy infrastructure business and a cannabis pharmaceutical business that has developed a lead product for treating Alzheimer’s patients. The Company recently announced that it is working on using blockchain to address issues specific to the cannabis industry that address transactional difficulties, product labeling, product identification assurance (PIA), and product origin assurance (POA). The Company is based in Maryland, USA.

Our website is: www.igcinc.us. Our Twitter is: @IGCIR

About Bradbury Group.

Bradbury Group, the parent company of Bradbury Investment Fund (SPC) Limited, is a comprehensive financial institution consisting of several licensed professional entities that specialize in offering international securities brokerage, asset management, investment funds & advisory and wealth management services to sophisticated and professional investors globally. Bradbury’s website is: www.bradburyfund.com

Forward-Looking Statements

Please see forward looking statements as discussed in detail in IGC's Form 10-K for fiscal year ended March 31, 2018, and in other reports filed with the U.S. Securities and Exchange Commission.

Contact:

Claudia Grimaldi

Phone: 301-983-0998